Proxy Voting Policies

                         For The BlackRock-Advised Funds

                                  May 30, 2008

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                                Table of Contents

                                                                            Page
                                                                            ----
Introduction ..............................................................    1

Proxy Voting Policies .....................................................    2

    Boards of Directors ...................................................    2

    Auditors ..............................................................    2

    Compensation and Benefits .............................................    2

    Capital Structure .....................................................    3

    Corporate Charter and By-Laws .........................................    3

    Corporate Meetings ....................................................    3

    Investment Companies ..................................................    3

    Environmental and Social Issues .......................................    3

Reports to the Board ......................................................    4

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                                  Introduction

      The Trustees/Directors ("Directors") of the BlackRock-Advised Funds (the "Funds") have the responsibility for voting proxies relating to portfolio securities of the Funds, and have determined that it is in the best interests of the Funds and their shareholders to delegate that responsibility to BlackRock Advisors, LLC and its affiliated U.S. registered investment advisers ("BlackRock"), the investment adviser to the Funds, as part of BlackRock's authority to manage, acquire and dispose of account assets. The Directors hereby direct BlackRock to vote such proxies in accordance with this Policy, and any proxy voting guidelines that the Adviser determines are appropriate and in the best interests of the Funds' shareholders and which are consistent with the principles outlined in this Policy. The Directors have authorized BlackRock to utilize an unaffiliated third-party as its agent to vote portfolio proxies in accordance with this Policy and to maintain records of such portfolio proxy voting.

      When BlackRock votes proxies for an advisory client that has delegated to BlackRock proxy voting authority, BlackRock acts as the client's agent. Under the Investment Advisers Act of 1940 (the "Advisers Act"), an investment adviser is a fiduciary that owes each of its clients a duty of care and loyalty with respect to all services the adviser undertakes on the client's behalf, including proxy voting. BlackRock is therefore subject to a fiduciary duty to vote proxies in a manner BlackRock believes is consistent with the client's best interests.(1) When voting proxies for the Funds, BlackRock's primary objective is to make voting decisions solely in the best interests of the Funds' shareholders. In fulfilling its obligations to shareholders, BlackRock will seek to act in a manner that it believes is most likely to enhance the economic value of the underlying securities held in client accounts.(2) It is imperative that BlackRock considers the interests of Fund shareholders, and not the interests of BlackRock, when voting proxies and that real (or perceived) material conflicts that may arise between BlackRock's interest and those of BlackRock's clients are properly addressed and resolved.

      Advisers Act Rule 206(4)-6 was adopted by the SEC in 2003 and requires, among other things, that an investment adviser that exercises voting authority over clients' proxy voting adopt policies and procedures reasonably designed to ensure that the adviser votes proxies in the best interests of clients, discloses to its clients information about those policies and procedures and also discloses to clients how they may obtain information on how the adviser has voted their proxies.

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(1) Letter from Harvey L. Pitt, Chairman, SEC, to John P.M. Higgins, President,
Ram Trust Services (February 12, 2002) (Section 206 of the Investment Advisers Act imposes a fiduciary responsibility to vote proxies fairly and in the best interests of clients); SEC Release No. IA-2106 (February 3, 2003).

(2) Other considerations, such as social, labor, environmental or other policies, may be of interest to particular clients. While BlackRock is cognizant of the importance of such considerations, when voting proxies it will generally take such matters into account only to the extent that they have a direct bearing on the economic value of the underlying securities. To the extent that a BlackRock client, such as the Funds, desires to pursue a particular social, labor, environmental or other agenda through the proxy votes made for its securities held through BlackRock as investment adviser, BlackRock encourages the client to consider retaining direct proxy voting authority or to appoint independently a special proxy voting fiduciary other than BlackRock.


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      BlackRock has adopted separate but substantially similar guidelines and procedures that are consistent with the principles of this Policy. BlackRock's Equity Investment Policy Oversight Committee, or a sub-committee thereof (the "Committee"), addresses proxy voting issues on behalf of BlackRock and its clients, including the Funds. The Committee is comprised of senior members of BlackRock's Portfolio Management and Administration Groups and is advised by BlackRock's Legal and Compliance Department.

                              Proxy Voting Policies

      A. Boards of Directors

      These proposals concern those issues submitted to shareholders relating to the composition of the board of directors of companies other than investment companies. As a general matter, the Funds believe that a company's board of directors (rather than shareholders) is most likely to have access to important, nonpublic information regarding a company's business and prospects, and is therefore best-positioned to set corporate policy and oversee management. The Funds therefore believe that the foundation of good corporate governance is the election of qualified, independent corporate directors who are likely to diligently represent the interests of shareholders and oversee management of the corporation in a manner that will seek to maximize shareholder value over time. In individual cases, consideration may be given to a director nominee's history of representing shareholder interests as a director of other companies, or other factors to the extent deemed relevant by the Committee.

      B. Auditors

      These proposals concern those issues submitted to shareholders related to the selection of auditors. As a general matter, the Funds believe that corporate auditors have a responsibility to represent the interests of shareholders and provide an independent view on the propriety of financial reporting decisions of corporate management. While the Funds anticipate that the Committee will generally defer to a corporation's choice of auditor, in individual cases, consideration may be given to an auditors' history of representing shareholder interests as auditor of other companies, to the extent deemed relevant.

      C. Compensation and Benefits

      These proposals concern those issues submitted to shareholders related to management compensation and employee benefits. As a general matter, the Funds favor disclosure of a company's compensation and benefit policies and oppose excessive compensation, but believe that compensation matters are normally best determined by a corporation's board of directors, rather than shareholders. Proposals to "micro-manage" a company's compensation practices or to set arbitrary restrictions on compensation or benefits should therefore generally not be supported by the Committee.


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      D. Capital Structure

      These proposals relate to various requests, principally from management, for approval of amendments that would alter the capital structure of a company, such as an increase in authorized shares. As a general matter, the Funds expect that the Committee will support requests that it believes enhance the rights of common shareholders and oppose requests that appear to be unreasonably dilutive.

      E. Corporate Charter and By-Laws

      These proposals relate to various requests for approval of amendments to a corporation's charter or by-laws, principally for the purpose of adopting or redeeming "poison pills". As a general matter, the Funds expect that the Committee will oppose poison pill provisions unless, after consultation with the portfolio managers, it is determined that supporting the poison pill is in the best interest of shareholders.

      F. Corporate Meetings

      These are routine proposals relating to various requests regarding the formalities of corporate meetings. As a general matter, the Funds expect that the Committee will support company management except where the proposals are substantially duplicative or serve no legitimate business purpose.

      G. Investment Companies

      These proposals relate to proxy issues that are associated solely with holdings of shares of investment companies, including, but not limited to, investment companies for which BlackRock provides investment advisory, administrative and/or other services. As with other types of companies, the Funds believe that an investment company's board of directors (rather than its shareholders) is best-positioned to set fund policy and oversee management. However, the Funds oppose granting boards of directors authority over certain matters, such as changes to a fund's investment objective, that the Investment Company Act of 1940 envisions will be approved directly by shareholders.

      H. Environmental and Social Issues

      These are shareholder proposals to limit corporate conduct in some manner that relates to the shareholder's environmental or social concerns. The Funds generally believe that annual shareholder meetings are inappropriate forums for the discussion of larger social issues, and oppose shareholder resolutions "micro-managing" corporate conduct or requesting release of information that would not help a shareholder evaluate an investment in the corporation as an economic matter. While the Funds are generally supportive of proposals to require corporate disclosure of matters that seem relevant and material to the economic interests of shareholders, the Funds generally are not supportive of proposals to require disclosure of corporate matters for other purposes.


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                              Reports to the Board

BlackRock will report to the Directors on proxy votes it has made on behalf of the Funds at least annually.


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